EXHIBIT  2.1

NOTICE OF ANNUAL GENERAL

AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of the Shareholders of Minco Mining & Metals Corporation (the "Company"), will be held at The Terminal City Club, The Terraces Rooms, located at 837 West Hastings Street, Vancouver, B.C. V6C 1B6, on Monday, June 27, 2005 at 2:30 p.m., Vancouver time, for the following purposes:

1.

To receive the report of the Directors of the Company;

2.

To receive the Audited Financial Statements of the Company for the year ending December 31, 2004;

3.

To appoint Ernst & Young, LLP (predecessor “Ellis Foster”), Chartered Accountants, as the Auditor of the Company for the ensuing year and to authorize the Directors to fix the Auditor's remuneration;

4.

To fix the number of Directors of the Company at five (5);

5.

To elect Directors for the ensuing year;

6.

To approve by an ordinary resolution of the disinterested shareholders the adoption of the Company’s Amended 2005 Stock Option Plan (the “Plan”) as more particularly described in the accompanying Information Circular;

7.

To approve by an ordinary resolution of the disinterested shareholders the grant of authority to the board of directors to renegotiate the terms of stock options previously granted to insiders and such insider’s associates and to authorize the issue, upon exercise of outstanding stock options, of shares exceeding 5% of the issued shares of the Company within a one-year period;

8.

To approve by an ordinary resolution the grant of authority to the board of directors to reserve for issuance in excess of the Company’s issued and outstanding common shares to facilitate new acquisitions and financings during the ensuing year as more particularly described in the accompanying Information Circular;

9.

To approve a special resolution to remove the application of the Company’s Pre-existing Company Provisions, to cancel the Company’s existing Articles and to adopt new Articles, and to increase the authorized share structure of the Company from 100,000,000 Common Shares to no maximum number of Common Shares, all in accordance with the new British Columbia Business Corporations Act, the text of which proposed resolutions are more particularly in the accompanying Information Circular;

10.

To approve an ordinary resolution of the disinterested shareholders that the existing release provisions governing the escrowed common shares of the Company held by Pacific Canada Resources, Inc. be amended as more particularly described in the accompanying Information Circular;

11.

To approve a special resolution to reduce the Company’s share capital by way of distribution to its shareholders of common shares of its subsidiary, Minco Silver Corporation, as more particularly described in the accompanying Information Circular.

12.

To approve, ratify and confirm all acts, contracts, proceedings, appointments and payments of money by the Directors and Officers of the Company since the last Annual General and Special Meeting of the Company as appear in the proceedings and records of the Company;  and

13.

To transact such other business as may properly be brought before the Meeting and any and all adjournments thereof.

Accompanying this Notice are the Financial Statements as at December 31, 2004, together with the Report of the Auditor thereon, an Information Circular, and an Instrument of Proxy.

A Shareholder who is unable to attend the meeting in person is entitled to appoint a proxyholder to attend and vote in the Shareholder’s stead. If you cannot be personally present, please refer to the notes accompanying the Instrument of Proxy enclosed and then complete and deposit the Instrument of Proxy with Computershare Trust Company of Canada within the time set out in the notes, as set out below.

The Instrument of Proxy must be signed by the Shareholder or by the Shareholder’s attorney authorized in writing, or, if the Shareholder is a corporation, by an officer or director thereof as an authorized signatory.

The completed Instrument of Proxy must be deposited at the office of Computershaare Trust Company of Canada at least 48 hours before the time of the meeting (excluding Saturdays, Sundays and holidays), or any adjournment thereof.

The enclosed Instrument of Proxy is solicited by management but you may amend it, if you so desire, by striking out the names of the management proxyholders shown and inserting in the space provided the name of the person you wish to represent you at the meeting.

DATED at Vancouver, British Columbia, this 9th day of May, 2005.

BY ORDER OF THE BOARD

“"Ken Z. Cai"

President and

Chief Executive Officer